AMENDED AND RESTATED
                              MANAGEMENT AGREEMENT


Agreement dated and effective as of September 1, 1994, as amended and restated on September 20, 2002 between THE SARATOGA ADVANTAGE TRUST, Delaware business trust (herein referred to as the "Trust"), and SARATOGA CAPITAL MANAGEMENT I, LLC a Delaware limited liability company (the "Manager").

WHEREAS, the Trust is an open-end diversified management investment company registered with the Securities and Exchange Commission (the "Commission") pursuant to the Investment Company Act of 1940 (the "1940 Act");

WHEREAS, the Trust is organized in series form and each of the U.S. Government Money Market Portfolio, the Investment Quality Bond Portfolio, the Municipal Bond Portfolio, the Large Capitalization Value Portfolio, the Large Capitalization Growth Portfolio, the Small Capitalization Portfolio, the International Equity Portfolio, the Health & Biotechnology Portfolio, the Technology & Communications Portfolio, the Financial Services Portfolio, the Energy & Basic Materials Portfolio, and the Mid Capitalization Portfolio is a separately capitalized series ("Portfolio") of shares of beneficial interest to be issued by the Trust pursuant to the Trust Registration Statement;

NOW THEREFORE, in consideration of the mutual promises and covenants hereinafter set forth, the Trust and the Manager agree as follows:

1. Appointment of Manager. The Manager hereby undertakes and agrees, upon the terms and conditions herein set to (i) supervise the Trust's investment program, including advising and consulting with the Trust's board of trustees and the investment advisers for each of the Trust's portfolios (the "Investment Advisers") regarding the Trust's overall investment strategy and make recommendations to the Trust's board of trustees regarding the retention by the Portfolios of the Investment Advisers, (ii) monitor the performance of the Trust's outside service providers, including the Trust's administrator, agent and custodian and (iii) pay the salaries, fees and expenses of such of the Trust's officers, trustees or employees as are directors, officers or employees of the Manager. In addition, the Manager hereby undertakes and agrees to appoint investment advisers to the Portfolios to (a) make, in consultation with the Manager and the Trust's Board of Trustees, investment strategy decisions for the respective Portfolio (b) manage the investing and reinvesting of the Trust assets (c) place purchase and sale orders on behalf of the Trust's Portfolios, and (d) provide research and statistical data to the Trust in relation to investing and other matters within the scope of the investment objectives and limitations of the Trust's Portfolios. The Investment Advisers shall have the sole ultimate discretion over investment decisions for the Trust's Portfolios.

2. In connection herewith, the Manager agrees to (i) maintain a staff within its organization to furnish the above services to the Trust and to the Investment Advisers and (ii) provide the Trust with persons satisfactory to the Trust's Board of Trustees to serve as officers and employees of the Trust. The Manager shall bear all expenses arising out of its duties hereunder.

3. Except as otherwise provided in this Agreement and the Advisory Agreements (as defined below) and the Administration Agreement between the Trust and Unified Advisers, Inc., the Trust shall be responsible for all of the Trust's expenses and liabilities, including but not limited to organizational and offering expenses (which include out-of-pocket expenses, but not overhead or employee costs of the

Manager and the Investment Advisers); expenses for legal, accounting and auditing services; tax and governmental fees; dues and expenses incurred in connection with membership in investment company organizations; printing and distributing shareholder reports, proxy materials, prospectuses, stock certificates and distributions of dividends; charges of the Trust's custodians, sub-custodians, registrars, transfer agents, dividend-paying agents and dividend reinvestment plan agents; payment for portfolio pricing services to a pricing agent, if any; costs of the determination of the Portfolios' daily net asset values; registration and filing fees of the Securities and Exchange Commission; expenses of registering or qualifying securities of the Trust for sale in the various states; freight and other charges in connection with the shipment of the Trust's portfolio securities; fees and expenses of non-interested trustees; travel expenses or an appropriate portion thereof of trustees and officers of the Trust who are directors, officers or employees of the Manager or the Investment Advisers to the extent that such expenses relate to attendance at meetings of the Board of Trustees or any committee thereof; costs of shareholders meetings; insurance; interest; brokerage costs; fees payable to the Trust's Administrator pursuant to an Administration Agreement; litigation and other extraordinary or non-recurring expenses.

4. Remuneration. (a) The Trust agrees to pay the Manager, and the Manager agrees to accept as full compensation for the performance of all its functions and duties to be performed hereunder, a fee based on the total net assets of each Portfolio at the end of each business day as set forth on Schedule A hereto. Determination of net asset value of each Portfolio will be made in accordance with the policies disclosed in the Trust's registration statement under the 1940 Act. The fee is payable at the close of business on the last day of each calendar month and shall be made on the first business day following such last calendar day. The payment due on such day shall be computed by (1) adding together the results of multiplying (i) the total net assets of each Portfolio on each day of the month by (ii) the applicable daily fraction of the advisory fee percentage rate of such Portfolio as set on Schedule A hereto and then (2) adding together the total monthly amounts computed for each Portfolio.

(b) Compensation of the Investment Advisers for services provided under the Advisory Agreements is the sole responsibility of the Manager.

5. Representations and Warranties. The Manager represents and warrants that it is duly registered and authorized as an investment adviser under the Investment Advisers Act of 1940, as amended, and the Manager agrees to maintain effective requisite registrations, authorizations and licenses, as the case may be, until the termination of this agreement.

6. Services Not Deemed Exclusive. The services provided hereunder by the Manager are not to be deemed exclusive and the Manager and any of its affiliates or related persons are free to render similar services to others and to use the research developed in connection with this agreement for other clients or affiliates. Nothing herein shall be construed as constituting the Manager an agent of any of the Investment Advisers or of the Trust.

7. Limit of Liability. The Manager shall exercise its best judgment in rendering the services in accordance with the terms of this agreement. The Manager shall not be liable for any error of judgment or mistake of law or for any act or omission or any loss suffered by the Trust in connection with the matters to which this agreement relates, provided that nothing herein shall be deemed to protect or purport to protect the Manager against any liability to the Trust or its shareholders to which the Manager would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties or from reckless disregard of its obligations and duties under this agreement ("disabling conduct"). The Trust will indemnify the Manager against, and hold it harmless from, any and all losses, claims, damages, liabilities or expenses (including reasonable counsel fees and expenses), including but not limited to any amounts paid in satisfaction of judgments, in compromise or as fines or penalties, not resulting from disabling conduct. Indemnification shall be made only upon the happening of one of the following events: (i) a final decision on the merits by a court or other body before whom the proceeding was brought that the Manager was not liable by reason of disabling conduct or (ii) in the absence of such a decision, a reasonable determination, based upon a review of the facts, that the Manager was not liable by reason of disabling conduct by (a) the vote of a majority of a quorum of trustees of the Trust who are neither "interested persons" of the Trust nor parties to the proceeding ("disinterested non-party trustees") or (b) an independent legal counsel in a written opinion. The Manager shall be entitled to advances from the Trust for payment of the reasonable expenses incurred by it in connection with the matter as to which it is seeking indemnification in the manner and to the fullest extent permissible under law. Prior to any such advance, the Manager shall provide to the Trust a written affirmation of its good faith belief that the standard of conduct necessary for indemnification by the Trust has been met. In addition, at least one of the following additional conditions shall be met: (a) the Manager shall provide security in form and amount acceptable to the Trust for its undertaking; (b) the Trust is insured against losses arising by reason of the advance; or (c) a majority of a quorum of disinterested non-party trustees or independent legal counsel, in a written opinion, shall have determined, based on a review of facts readily available to the Trust at the time the advance is proposed to be made, that there is reason to believe that the Manager will ultimately be found to be entitled to indemnification.

8. Duration and Termination. This agreement shall become effective as of the date hereof and shall continue in effect for two years from the date hereof (unless sooner terminated in accordance with this agreement) and thereafter for successive annual periods, but only so long as such continuance is specifically approved at least annually with respect to each Portfolio by the affirmative vote of (i) a majority of the members of the Trust's Board of Trustees who are not parties to this Agreement or "interested persons" (as defined in the 1940
Act) of any such party, cast in person at a meeting called for the purpose of voting on such approval and (ii) a majority of Trust's Board of Trustees or the holders of a majority of the outstanding voting securities (as defined in the 1940 Act) of the respective Portfolio.

     Notwithstanding the above, this agreement may nevertheless be terminated with respect to one or more Portfolios at any time, without penalty, by the Trust's Board of Trustees, by vote of holders of a majority of the outstanding voting securities (as defined in the 1940 Act) of the respective Portfolio or by the Manager, upon 60 days' written notice delivered to each party hereto. Any such notice shall be deemed given when received by the addressee.

9. Amendment or Assignment. This Agreement may be amended only if such amendment is specifically approved with respect to each Portfolio by (i) the vote of a majority of the outstanding voting securities of the respective Portfolio and
(ii) a majority of the Trustees, including a majority of those Trustees who are not parties to this agreement or interested persons of such party, cast in person at a meeting called for the purpose of voting on such approval. This Agreement shall automatically and immediately terminate in the event of its assignment, as that term is defined in the 1940 Act and the rules thereunder.

10. Severability. If any provisions of this Agreement shall be held or made unenforceable by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

11. Definitions. As used in this Agreement, the terms "interested person" and "vote of a majority of the outstanding securities" shall have the respective meanings set forth in Section 2(a)(19) and 2(a)(42) of the 1940 Act.

12. No Liability of Shareholders. This Agreement is executed by the Trustees of the Trust, not individually, but in their capacity as Trustees under the Declaration of Trust made April 4, 1994. None of the Shareholders, Trustees, officers, employees, or agents of the Trust shall be personally bound or liable under this Agreement, nor shall resort be had to their private property for the satisfaction of any obligation or claim hereunder but only to the property of the Trust and, if the obligation or claim relates to the property held by the Trust for the benefit of one or more but fewer than all Portfolios, then only to the property held for the benefit of the affected Portfolio.

13. Governing Law. This Agreement shall be governed, construed and interpreted in accordance with the laws of the State of New York, provided, however, that nothing herein shall be construed as being inconsistent with the 1940 Act.

14. Notices. Any notice hereunder shall be in writing and shall be delivered in person or by telex or facsimile (followed by delivery in person) to the parties at the addresses set forth below.

If to the Trust:

     Saratoga Advantage Trust
     1101 Stewart Avenue, Suite 207
     New York, New York 11530
     Tel: (516) 542-3000
     Fax: (516) 542-3003

If to the Manager:

     Saratoga Capital Management I, LLC
     1101 Stewart Avenue, Suite 207
     New York, New York 11530
     Tel: (516) 542-3000
     Fax: (516) 542-3003

or to such other address as to which the recipient shall have informed the other party in writing.

Unless specifically provided elsewhere, notice given as provided above shall be deemed to have been given, if by personal delivery, on the day of such delivery, and, it by telex, facsimile, or mail, on the date on which such telex, facsimile, or mail is sent.

15. Counterparts. This agreement may be executed in more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

16. Notification of Change in Membership of Limited Liability Company. The Manager agrees to notify the Trust of any change in the membership of the Manager within a reasonable period of time after such change.

IN WITNESS WHEREOF, the parties hereto caused their authorized signatories to execute this agreement as of the day and year first written above.

               THE SARATOGA ADVANTAGE TRUST


               By: /s/ Bruce E Ventimiglia
                   -----------------------
                   Name: Bruce E Ventimiglia
                   Title: President, CEO and Chairman of the Board


               SARATOGA CAPITAL MANAGEMENT I, LLC


               By: /s/ Bruce E Ventimiglia
                   -----------------------
                   Name: President, CEO and Chairman
                   Title: Bruce E Ventimiglia

                                  Schedule A to

                              Management Agreement

                                     between

         Saratoga Advantage Trust and Saratoga Capital Management I, LLC


                                                             Annual Fee as a
                                                             Percentage of Daily
Name of Series                                               Net Assets
--------------                                               -------------------
U.S. Government Money Market Portfolio                        .475%
Investment Quality Bond Portfolio                             .55%
International Equity Portfolio                                .75%
Small Capitalization Portfolio                                .65%
Municipal Bond Portfolio                                      .55%
Large Capitalization Value Portfolio                          .65%
Large Capitalization Growth Portfolio                         .65%
Health & Biotechnology Portfolio                             1.25%
Technology & Communications Portfolio                        1.25%
Financial Services Portfolio                                 1.25%
Energy & Basics Materials Portfolio                          1.25%
Mid Capitalization Portfolio                                 1.25%